 Exhibit 23.2

Consent of Independent Auditors

The Sole Member

DoctorDirectory.com, LLC

(successor-in-interest to DoctorDirectory.com, Inc.):

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Equity Incentive Plan, and 2014 Employee Stock Purchase Plan of Everyday Health, Inc. of our report dated April 21, 2014, with respect to the balance sheets of DoctorDirectory.com, Inc. as of December 31, 2013 and 2012, and the related statements of income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2013, which report appears in the Form 8-K/A of Everyday Health, Inc. dated January 21, 2015.

/s/ KPMG LLP

Greenville, South Carolina

February 5, 2016